Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement 333-215009 on Form F-10 of our reports dated March 30, 2016 relating to the consolidated financial statements of Sandstorm Gold Ltd. and subsidiaries (the “Company”) and the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in Amendment No. 1 to the Annual Report on Form 40-F of the Company for the year ended December 31, 2015. We also consent to the reference to us under the heading “Interest of Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

December 16, 2016